THIS NOTE AND THE SHARES OF PREFERRED STOCK CONTINGENTLY ISSUABLE UPON CONVERSION OF THIS NOTE (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER AND UPON REQUEST BY GENERAL COMPONENTS, INC. (THE “COMPANY”), FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

GENERAL COMPONENTS, INC.

CONVERTIBLE PROMISSORY NOTE

Date: December 11, 2006	$

For value received, General Components, Inc., a Nevada corporation (the “Maker”), unconditionally promises to pay to the order of ____________________ (the “Holder”), the principal sum of _____________ ($                ) (the “Principal Amount”) together with interest thereon as hereinafter provided, pursuant to the following terms:

1.  Maker. The term “Maker” as used in this Note shall include the Maker and the respective successors and assigns thereto or thereof.

2.  Maturity Date. Unless converted as provided herein, the principal and accrued interest under this Note shall be due and payable in full on June 11, 2007 (the “Maturity Date”).

3.  Interest; Payment.

A.  Interest (the “Interest”) shall be charged on the outstanding Principal Amount from the date of this Note until the payment in full of the outstanding Principal Amount, or the Note has otherwise been converted in full pursuant to the terms hereof, at a rate equal to two percent (2%) per month (the “Interest Rate”), payable on the Maturity Date or the earlier conversion of such Principal Amount. For the avoidance of doubt, Interest shall be chargeable on the outstanding Principal Amount every day prior to the actual Maturity Date or earlier conversion in full of the Note.

B.  All computations of interest hereunder shall be made based on the actual number of days elapsed in a year of 365 days (including the first day but excluding the last day during which any such Principal Amount is outstanding).

C.  Any payment of principal or interest which is not paid when due shall bear interest until paid at a simple interest rate per annum which is five percentage points (5%) in excess of the rate that would otherwise be in effect.

D.  Principal and interest shall be payable to Holder when due in lawful money of the United States of America in immediately available funds at such place as Holder may from time to time notify the Maker in writing. Whenever any payment to be made hereunder shall be due on a Saturday, Sunday or a date on which banks in New York City, New York are authorized or required to be closed, such payment may be made on the next succeeding Business Day.

E.  The Maker may prepay this Note, in whole or in part, at any time after, upon five (5) days prior notice without penalty; provided however, Maker may withdraw any such notice, in which case this Note shall not come due as a result of such notice of prepayment.

F.  All payments received hereunder may be applied, at Holder’s option, first to the payment of any expenses or charges payable hereunder and accrued interest, with the balance being applied to principal, or in such other order as Holder shall determine.

G.  In the event that it is determined that, under the laws relating to usury applicable to Maker or the indebtedness evidenced by this Note (“Applicable Usury Laws”), the interest charges and fees payable by Maker in connection herewith or in connection with any other document or instrument executed and delivered in connection herewith cause the effective interest rate applicable to the indebtedness evidenced by this Note to exceed the maximum rate allowed by law (the “Maximum Rate”), then such interest shall be recalculated for the period in question and any excess over the Maximum Rate paid with respect to such period shall be credited, without further agreement or notice, to the Principal Amount outstanding hereunder to reduce said balance by such amount with the same force and effect as though Maker had specifically designated such extra sums to be so applied to principal and the Holder had agreed to accept such extra payment(s) as a premium-free prepayment. All such deemed prepayments shall be applied to the principal balance payable at maturity. In no event shall any agreed-to or actual exaction as consideration for this Note exceed the limits imposed or provided by Applicable Usury Laws in the jurisdiction in which Maker is resident applicable to the use or detention of money or to forbearance in seeking its collection in the jurisdiction in which Maker is resident.

4.  Replacement. On receipt of evidence reasonably satisfactory to the Maker of the loss, theft, destruction or mutilation of this Note and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Maker or, in the case of mutilation, on surrender and cancellation of this Note, the Maker at its expense shall execute and deliver, in lieu of this Note, a new note of like tenor and amount.

5.  Conversion of Note.

A.  Automatic Conversion at Option of Company. Maker shall have the right, at its sole discretion, to convert the outstanding Principal Amount, together with accrued and unpaid interest, into Series B Preferred Stock at the Conversion Price upon the issue and sale by the Maker of at least $3 million in stated value of Series B Preferred Stock having an annual preferred dividend of 6% and conversion rights entitling the holder thereof to convert such shares into Common Stock of the Maker at a conversion price of $1.00 per share (after giving effect to the contemplated 1 for 10 reverse split of the Maker’s Common Stock).

B.  Conversion Price. The “Conversion Price” shall be the price per share of Series B Preferred Stock paid by investors upon the issuance thereof by the Maker. Such shares of Series B Preferred Stock as shall be issued upon such conversion are herein referred to as the “Conversion Shares.”

C.  Registration Rights. The Company shall treat the Conversion Shares as entitled to the same rights to require the filing of a registration statement under the Securities Act of 1933, as amended with the Commission as the shares of Series B Preferred Stock to be issued after the date hereof. Accordingly, the Company hereby agrees to register any or all of the Conversion Shares on the same terms and conditions (including with respect to notice periods, provision of information, payment of expenses and rights to indemnification) as are or will be set forth in the registration rights agreement relating to the Series B Preferred Stock to be issued after the date hereof.

D.  Mechanics of Conversion.

(i)  Automatic Conversion. In the event of a conversion pursuant to the provisions of Section 5A hereof, Maker shall deliver to the Holder at its address appearing on the records of Maker a written notice of the imminent conversion of this Note (the “Conversion Notice”), requesting surrender of this Note for cancellation and written instructions regarding the registration and delivery of certificates for the Conversion Shares. In the event the Holder receives a Conversion Notice, the Holder shall be required to surrender this Note for cancellation within five business days of the Conversion Notice (the “Automatic Conversion Date”), but the failure of the Holder so to surrender this Note shall not affect the conversion of the outstanding Principal Amount into Conversion Shares, provided that if the Note is not surrendered, an affidavit of lost Note shall be provided. No holder of this Note shall be entitled upon conversion of this Note to have the Conversion Shares registered in the name of another person or entity without first complying with all applicable restrictions on the transfer of this Note. In the event the Holder does not provide Maker with written instructions regarding the registration and delivery of certificates for the Conversion Shares, Maker shall issue such shares in the name of the Holder and shall forward such certificates to the Holder at its address appearing on the records of Maker. The person entitled to receive the Conversion Shares shall be deemed to have become the holder of record of such shares at the close of business on the Conversion Date and the person entitled to receive share certificates for the Conversion Shares shall be regarded for all corporate purposes after the Conversion Date as the record holder of the number of Conversion Shares to which it is entitled upon the conversion. Maker may rely on record ownership of this Note for all corporate purposes, notwithstanding any contrary notice. After the Conversion Date, this Note shall, until surrendered to Maker, represent the right to receive the Conversion Shares; provided, however, that Maker shall have no obligation to issue the Conversion Shares until the Holder has delivered either this Note or an affidavit of loss.

E.  Cash Payments. No fractional shares (or scrip representing fractional shares) of Common Stock shall be issued upon conversion of this Note. In the event that the conversion of the Principal Amount of this Note would result in the issuance of a fractional share of Common Stock Maker shall pay a cash adjustment in lieu of such fractional share to the holder of this Note based upon the Conversion Price.

F.  Stamp Taxes, etc. Maker shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of this Note; provided, however, that Maker shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of this Note, and Maker shall not be required to issue or deliver any such certificate unless and until the person requesting the issuance thereof shall have paid to Maker the amount of such tax or shall have established to Maker’s satisfaction that such tax has been paid.

G.  Validity of Stock. All shares of Series B Preferred Stock that may be issued upon conversion of this Note will, upon issuance by Maker in accordance with the terms of this Note, be validly issued, free from all taxes and liens with respect to the issuance thereof (other than those created by the holders), free from all pre-emptive or similar rights and fully paid and non-assessable.

6.  Representations and Warranties; Covenants; Acceleration of Maturity.

A.  The Maker and Magical Insight Investments Ltd. (“Magical”) hereby represent and warrant that the reverse merger by share exchange contemplated by the Share Exchange Agreement dated as of September 6, 2006 between the Maker, Magical and the shareholder of Magical named therein has been consummated on or prior to the date hereof.

B.  The Maker hereby covenants and agrees that Principal Amount hereof shall only be used for the working capital needs of Beihai Hi-Tech Wealth Technology Development Co., Ltd. (“HTW”), a subsidiary of Magical.

C.  The Maker and HTW/Magical hereby covenant and agree that the business of the Maker and HTW/Magical will at all times prior to the Maturity Dated be conducted in the usual and ordinary course of business, other than with regards to any financing transactions related to the reverse merger mentioned in Section 6A above or any disposal of the preexisting operations of the Maker as required by the terms of such reverse merger. In the event either Maker or HTW/Magical shall fail to comply with this Section 6C, then the Maturity Date specified above may be accelerated at the election of the Holder to a date not earlier than the date of such failure and all amounts due hereunder shall become due and payable immediately, which obligation shall vest and become the direct financial obligation of both Maker and HTW/Magical, on a joint and several basis.

7.  Amendments and Waivers.

A.  No failure or delay on the part of the Holder in exercising any power or right under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on Maker in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Holder shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

B.  To the extent that Maker makes a payment or payments to the Holder, and such payment or payments or any part thereof are subsequently for any reason invalidated, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

C.  After any waiver, amendment or supplement under this section becomes effective, Maker shall mail to the Holder a copy thereof.

8.  Miscellaneous

A.  Registered Holder. Maker may consider and treat the person in whose name this Note shall be registered as the absolute owner thereof for all purposes whatsoever (whether or not this Note shall be overdue) and Maker shall not be affected by any notice to the contrary. In case of transfer of this Note by operation of law, the transferee agrees to notify Maker of such transfer and of its address, and to submit appropriate evidence regarding such transfer so that this Note may be registered in the name of the transferee. This Note is transferable only on the books of Maker by the Holder hereof, in person or by attorney, on the surrender hereof, duly endorsed. Communications sent to any registered owner shall be effective as against all Holders or transferees of the Note not registered at the time of sending the communication.

B.  Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York. Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York shall apply to this Note and Maker hereby waives any right to stay or dismiss on the basis of forum non conveniens any action or proceeding brought before the courts of the State of New York sitting in New York County or of United States of America for the Southern District of New York and hereby submits to the jurisdiction of such courts.

C.  Notices. Unless otherwise provided, all notices required or permitted under this Note shall be in writing and shall be deemed effectively given (i) upon personal delivery to the party to be notified, (ii) upon confirmed delivery by Federal Express or other nationally recognized courier service providing next-business-day delivery, or (iii) three business days after deposit with the United States Postal Service, by registered or certified mail, postage prepaid and addressed to the party to be notified, in each case at the address set forth below, or at such other address as such party may designate by written notice to the other party (provided that notice of change of address shall be effective upon receipt by the party to whom such notice is addressed).

If sent to Holder, notices shall be sent to the address set forth in the Subscription Agreement.

If sent to Maker, notices shall be sent to the following address:

Suite 2021, 20F, Two Pacific Place
88 Queensway
Hong Kong

Attention: Simon Mu

D.  Parties in Interest. All covenants, agreements and undertakings in this Note binding upon Maker or the Holder shall bind and inure to the benefit of the successors and permitted assigns of Maker and the Holder, respectively, whether so expressed or not.

E.  Waiver of Jury Trial. THE HOLDER AND MAKER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE OR ANY OTHER DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE HOLDER OR MAKER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE HOLDER’S PURCHASING THIS NOTE.

IN WITNESS WHEREOF, Maker has caused this Note to be signed in its name by its duly authorized officer.

GENERAL COMPONENTS, INC.

By:
Name: Zhang Zhengyu Title: Chief Executive Officer